JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”), dated as of March 13, 2018 (the “Effective Date”), is entered into by and among (a) AURIS MEDICAL HOLDING AG, a company organized under the laws of Switzerland, as the surviving entity of the Merger defined below and the subsequent name change described below (“Newco”), (b) the several banks and other financial institutions or entities party hereto as a lender (collectively, referred to as “Lender”), and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and Lender (in such capacity, the “Agent”). To the extent not otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement (as defined below).
WITNESSETH:
WHEREAS, AURIS MEDICAL HOLDING AG, a company organized under the laws of Switzerland, (“Original Borrower”), Lender and the Agent executed and delivered a Loan and Security Agreement dated as of July 19, 2016 (the “Loan Agreement”), which Loan Agreement remains in full force and effect;
WHEREAS, Newco has notified Lender and the Agent that (i) Original Borrower was a party to a merger transaction whereby Original Borrower merged with and into AURIS MEDICAL NEWCO HOLDING AG, a company organized under the laws of Switzerland (“MergerCo”), with MergerCo surviving the merger (the “Merger”), (ii) pursuant to the terms of the Merger, MergerCo assumed as a matter of law all of the assets and liabilities of Original Borrower, including all of Original Borrower’s obligations under the Loan Agreement and the other Loan Documents, and (iii) upon the consummation of the Merger, MergerCo changed its name to “AURIS MEDICAL HOLDING AG”. As a result of the foregoing Newco is the successor to all of the assets of Original Borrower and the obligor of all of the liabilities of Original Borrower, including all of Original Borrower’s obligations under the Loan Agreement and the other Loan Documents.
AGREEMENT
NOW THEREFORE, parties hereto agree as follows:
1.    The recitals set forth above are incorporated into and made part of this Joinder Agreement.
2.    By signing this Joinder Agreement, Newco hereby (i) acknowledges and agrees that it is a party to the Loan Agreement and the other Loan Documents as “Borrower” thereunder with the same force and effect as if originally named therein as “Borrower” and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of “Borrower” under the Loan Agreement and the other Loan Documents, (ii) acknowledges and agrees that Newco is bound by the terms, conditions and covenants applicable to “Borrower” under the Loan Agreement and the other Loan Documents, (iii) acknowledges and agrees that the Loan Agreement and each of the other Loan Documents remain in full force and effect in accordance with their respective terms and ratifies and reaffirms each and every term, condition and covenant set forth in the Loan Agreement and the other Loan Documents, (iv) ratifies and reaffirms the security interests granted by Original Borrower to Agent pursuant to the Loan Agreement and the other Loan Documents and acknowledges and agrees that the assets of Newco remain subject to such security interests as security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, and (v) without limiting the security interests described in the foregoing clause (iv), grants to the Agent, as security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, a security interest in all of Newco’s Swiss Collateral, in each case whether now owned or hereafter acquired or in which the Newco now has or hereafter acquires an interest and wherever the same may be located.
3.    Newco acknowledges that it benefits, both directly and indirectly, from the Loan Agreement and the other Loan Documents, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.
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IN WITNESS WHEREOF, Newco, the Agent and Lender have duly executed and delivered this Joinder Agreement as of the day and year first above written.
NEWCO:

AURIS MEDICAL HOLDING AG

By:    ___/s/ Thomas Meyer___________
Name:    ____Thomas Meyer_______
         Its:    Chairman & CEO________

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.
By:    ____/s/ Jennifer Choe______________
                            Name:    _____Jennifer Choe__________
                            Its:    __Assistant General Counsel___

LENDER:
HERCULES CAPITAL, INC.
By:    ___/s/ Jennifer Choe_______________
                            Name:    ____Jennifer Choe__________
                            Its:    ___Assistant General Counsel___